EXHIBIT  1

To the Holders of:
CAST Step-Up Trust for General Electric Capital Corporation Notes
Monthly-Pay Step-Up Class A Certificates   *CUSIP: 148356 AA6
 Class B Certificates                      *CUSIP: 148356 AB4

U.S. Bank Trust National Association, as Trustee for the CAST Step-Up Trust for General Electric Capital Corporation Notes (the "Trust"), hereby gives notice with respect to the Scheduled Distribution Date of July 15, 2004 (the "Distribution Date") as follows:

1. The amount of the distribution payable to the Certificateholders on the Distribution Date allocable to principal and premium, if any, and interest, expressed as a dollar amount per $1,000 Class A Certificate and per $1,000 Notional Amount of Class B Certificates, is as set forth below:

     Class        Principal           Interest                Total Distribution
     -----        ---------           --------                ------------------
     A            $  0.000000         $    2.708333           $   2.708333
     B            $  0.000000         $    0.000000           $   0.000000

2. The amount of aggregate interest due and not paid as of the Distribution Date is $0.000000.

3. The Class A Certificates bear interest at the rate of 3.25% and the Class B Certificates bear interest at a rate of 2.75% during the period ending on the Distribution Date .

4. No fees have been paid to the Trustee or any other party from the proceeds of the Term Assets.

5. $51,000,000 aggregate principal amount of General Electric Capital Corporation 6% Global Medium-Term Notes, Series A due June 15, 2012 (the "Term Assets") are held for the above trust.

6. At the close of business on the Distribution Date, 51,000 Class A Certificates representing $51,000,000 aggregate Certificate Principal Balance and $51,000,000 aggregate Notional Amount of Class B Certificates were outstanding.

7. The Notional Amount of the ISDA Master Agreement , the Schedule thereto and the Confirmation thereto each dated March 7, 2003 between the Trust and Citigroup Global Markets Limited ( f/k/a Salomon Brothers International Limited) (collectively the "Swap"), is $51,000,000. Payment of the obligations of Citigroup Global Markets Limited under the Swap is guaranteed by Citigroup Global Markets Holdings Inc. (f/k/a Salomon Smith Barney Holdings Inc.) under a Guarantee Agreement dated March 7, 2003.

8. The current rating of the Term Assets is not provided in this report. Ratings can be obtained from Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., by calling 212-438-2400 and from Moody's Investors Service, Inc. by calling 212-553-0377.


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